As filed with the Securities and Exchange Commission on February 2, 2007

Registration No. 333-140331

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form SB-2

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

QUEPASA CORPORATION

(Name of Small Business Issuer in Its Charter)

Nevada	7310	86-0879433
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7550 E. Redfield Road

Scottsdale, Arizona 85260

(480) 348-2665

(Address and Telephone Number of Principal Executive Offices)

Robert B. Stearns

Chief Executive Officer

7550 E. Redfield Road

Scottsdale, Arizona 85260

(480) 348-2665

(Name, Address, and Telephone Number of Agent for Service)

Copies to:

Matthew P. Feeney, Esq.

David P. Lewis, Esq.

Snell & Wilmer, L.L.P.

One Arizona Center

Phoenix, Arizona 85004-2202

(602) 382-6239

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

Quepasa Corporation (the “Company”) has prepared this Amendment No. 1 in order to correct the signature page and exhibit index to its registration statement on Form SB-2. In the initial filing of the registration statement, the signature page contained a conformed signature from a director, Alonso Ancira, who had not executed the registration statement and the exhibit list, with respect to exhibits 10.1- 10.4, contained footnotes that incorrectly referred to the Company’s Current Report on Form 8-K filed on November 27, 2006, rather than its Current Report on Form 8-K filed on October 19, 2006. This Amendment No.1 reflects the correct signature page and exhibit footnote references. Amendment No. 1 does not modify any provision of the prospectus included in the registration statement; accordingly, the prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.7502 of the General Corporation Law of the State of Nevada (the “NGCL”) provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

Section 78.7502 of the NGCL further provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgments in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards as set forth above. However, no indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court deems proper.

Sections 78.7502, 78.751, 78.752, of the NGCL further provide that:

•	to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit, or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith;

•	indemnification provided for by Sections 78.751; 78.752, and Chapter 208, L. ‘97 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and

•	the corporation may purchase and maintain insurance on behalf of such person against any liability asserted against him or her incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under such Section 78.751; 78.752, and Chapter 208, L. ‘97.

Section 78.037 of the NGCL provides that a corporation in its original certificate of incorporation or an amendment thereto, validly approved by stockholders, may eliminate or limit personal liability of members of its Board of Directors or governing body for monetary damages for breach of a director’s fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct, or knowingly violating a law, paying a dividend, or approving a stock repurchase or redemption which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Registrant’s Articles of Incorporation, as amended, contain such a provision.

Our Articles of Incorporation, as amended, specifically provide that our directors will not be liable for monetary damages for breach of their fiduciary duty as directors to the fullest extend permitted by Nevada law. Our Articles of Incorporation, as amended, also require us to indemnify our officers and directors against any liability to the fullest extent permitted by Nevada law.

ITEM 25.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with the offering described in the registration statement. The Registrant has agreed to bear all expenses, other than selling commissions, in connection with the offering. All such expenses are estimates except for the Commission registration fee.

Commission registration fee	$6,257
Accountants’ fees and expenses	$10,000
Legal fees and expenses	$32,000
Printing and engraving expenses	$2,000
Miscellaneous fees	$743
Total	$50,000

ITEM 26.	RECENT SALES OF UNREGISTERED SECURITIES

During the last three years, the Registrant sold the following securities which were not registered under the Securities Act, as amended:

(i) In August, September, and December 2003, we issued 400,000 shares of common stock for $407,500 to three accredited investors.

(ii) In December 2003, we issued 33,000 shares of common stock to one accredited investor upon conversion of $29,980 of convertible preferred stock issued in November 2002 and 55,000 shares of common stock to one accredited investor upon conversion of $50,000 of convertible preferred stock issued in January 2003.

(iii) In July 2004, we issued 12,138 shares of common stock valued at $14,913 as a dividend to our preferred stockholders pursuant to the provisions of the preferred stock.

(iv) In September and October 2004, we issued 550,000 shares of common stock and 250,000 warrants to eleven accredited investors for $500,000, net of commissions of $50,000 or $1.00 per share.

(v) In December 2004, we issued 855,600 shares of common stock and 342,240 warrants to 39 accredited investors for cash of $2,326,162, net of commissions of $347,588.

(vi) In January 2005, we issued 160,000 shares of common stock and 64,000 warrants to one accredited investor for $435,000, net of commissions of $65,000.

(vii) In January 2005, we issued 40,045 shares of common stock valued at $49,255 as a dividend to our preferred stockholders pursuant to the provisions of the preferred stock.

(viii) In July 2005, we issued 10,874 shares of common stock valued at $13,367 as a dividend to our preferred stockholders pursuant to the provisions of the preferred stock.

(ix) In August 2005, we issued 39,295 shares of common stock valued at $98,238 related to the settlement of a lawsuit.

(x) In December 2005, we issued 133,333 shares of common stock for $200,000 to one accredited investor.

(xi) In March 2006, we issued three warrants for 3,000,000 shares of our common stock valued at $1,464,899 to an investment group. The Series 1 Warrant was exercisable for 1,000,000 shares of common stock at an exercise price of $2.87 per share and was exercised in August 2006. The Series 2 and 3 Warrants are each exercisable for 1,000,000 shares of common stock and have an exercise price of $4.00 per share and $7.00 per share, respectively. Both the Series 2 and the Series 3 Warrants expire on March 21, 2016.

(xii) In March 2006, we granted 600,000 options that vest monthly at an exercise price of $3.55 per share and issued 200,000 common stock warrants valued at $100,592, as a part of the Robert B. Stearns employment agreement whereby Mr. Stearns was appointed Chairman of the Board of Directors and Chief Executive Officer.

(xiii) In October 2006, we issued 1,000,000 shares of our common stock for $10,000,000 and two warrants, each exercisable for 1,000,000 shares of common stock. The first warrant has an exercise price of $12.50 per share and the second warrant has an exercise price of $15.00 per share and can be exercised at any time prior to October 17, 2016.

(xiv) In January 2007, we granted 10,000 shares of our common stock to Barry Switzer for consulting services.

With respect to the securities issuances set forth in (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiii), and (xiv) we relied on Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. No advertising or general solicitation was employed in offering the securities. The securities were issued to a limited number of persons, all of whom were accredited investors as that term is defined in Rule 501 of Regulation D under the Securities Act. All were capable of analyzing the merits and risks of their investment, acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale, and understood the speculative nature of their investment. All securities issued contained a restrictive legend prohibiting transfer of the shares except in accordance with federal securities laws.

ITEM 27.	EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1	Amended and Restated Articles of Incorporation (1)

3.2	Amended and Restated Bylaws (2)

4.1	Specimen Common Stock Certificate (3)

*5.1	Opinion of Snell & Wilmer, LLP

10.1	Securities Purchase Agreement dated October 17, 2006 by and between Quepasa Corporation and Mexicans and Americans Trading Together, Inc. (4)

10.2	Series 1 Common Stock Purchase Warrant dated October 17, 2006 by and between Quepasa Corporation and Mexicans and Americans Trading Together, Inc. (4)

10.3	Series 2 Common Stock Purchase Warrant dated October 17, 2006 by and between Quepasa Corporation and Mexicans and Americans Trading Together, Inc. (4)

10.4	Registration Rights Agreement dated October 17, 2006 by and between Quepasa Corporation and Mexicans and Americans Trading Together, Inc. (4)

10.5	Amended and Restated Support Agreement dated November 20, 2006 and effective October 17, 2006 by and between Quepasa Corporation and Mexicans and Americans Trading Together, Inc. (5)

10.6	Corporate Sponsorship and Management Services Agreement dated November 20, 2006 and effective October 17, 2006 by and between Quepasa Corporation and Mexicans and Americans Trading Together, Inc. (5)

10.7	Employment Agreement dated March 21, 2006 by and between Quepasa Corporation and Robert B. Stearns (6)

10.8	Employment Agreement dated March 21, 2006 by and between Quepasa Corporation and Jeffrey Peterson (6)

10.9	Warrant Purchase Agreement dated March 21, 2006 by and between Quepasa Corporation, Richard L. Scott Investments, LLC and F. Stephen Allen (7)

*10.10	Series 1 Common Stock Purchase Warrant dated March 21, 2006 by and between Quepasa Corporation and Richard L. Scott Investments, LLC.

*10.11	Series 1 Common Stock Purchase Warrant dated March 21, 2006 by and between Quepasa Corporation and F. Stephen Allen

*10.12	Series 2 Common Stock Purchase Warrant dated March 21, 2006 by and between Quepasa Corporation and Richard L. Scott Investments, LLC.

*10.13	Series 2 Common Stock Purchase Warrant dated March 21, 2006 by and between Quepasa Corporation and F. Stephen Allen

*10.14	Series 3 Common Stock Purchase Warrant dated March 21, 2006 by and between Quepasa Corporation and Richard L. Scott Investments, LLC.

*10.15	Series 3 Common Stock Purchase Warrant dated March 21, 2006 by and between Quepasa Corporation and F. Stephen Allen

*10.16	Registration Rights Agreement dated March 21, 2006 by and between Quepasa Corporation, Richard L. Scott Investments, LLC, and F. Stephen Allen

10.17	Amended and Restated 1998 Stock Option Plan (8)

*23.1	Consent of Ehrhardt Keefe Steiner & Hottman, PC

24.1	Power of Attorney (included on the signature page of the registration statement)

*	Previously filed.

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 as filed with the Commission on March 10, 1999.

(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K as filed with the Commission on September 25, 2006.

(3)	Incorporated by reference to the Registrant’s Registration Statement on Form 8-A12G as filed with the Commission on March 16, 1999.

(4)	Incorporated by reference to the Registrant’s Current Report on Form 8-K as filed with the Commission on October 19, 2006.

(5)	Incorporated by reference to the Registrant’s Current Report on Form 8-K as filed with the Commission on November 27, 2006.

(6)	Incorporated by reference to the Registrant’s Annual Report on Form 10-KSB as filed with the Commission on March 31, 2006.

(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K as filed with the Commission on March 22, 2006.

(8)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 as filed with the Commission on April 29, 1999.

ITEM 28.	UNDERTAKINGS

The undersigned Registrant hereby undertakes the following:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” Table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Scottsdale, Arizona, February 2, 2007.

Quepasa Corporation

By:	/s/ Robert B. Stearns
Robert B. Stearns Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert B. Stearns Robert B. Stearns	Chief Executive Officer and Chairman of the Board of Directors	February 2, 2007

/s/ Charles B. Mathews Charles B. Mathews	Chief Financial Officer (Principal Accounting Officer) and Executive Vice President	February 2, 2007

Alonso Ancira	Director

* Malcolm Jozoff	Director	February 2, 2007

* Michael D. Matte	Director	February 2, 2007

* Jeffrey S. Peterson	Director	February 2, 2007

* Lionel Sosa	Director	February 2, 2007

* Dr. Jill Syverson-Stork	Director	February 2, 2007

By:	/s/ Robert B. Stearns
Robert B. Stearns Chief Executive Officer Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1	Amended and Restated Articles of Incorporation (1)

3.2	Amended and Restated Bylaws (2)

4.1	Specimen Common Stock Certificate (3)

*5.1	Opinion of Snell & Wilmer, LLP

10.1	Securities Purchase Agreement dated October 17, 2006 by and between Quepasa Corporation and Mexicans and Americans Trading Together, Inc. (4)

10.2	Series 1 Common Stock Purchase Warrant dated October 17, 2006 by and between Quepasa Corporation and Mexicans and Americans Trading Together, Inc. (4)

10.3	Series 2 Common Stock Purchase Warrant dated October 17, 2006 by and between Quepasa Corporation and Mexicans and Americans Trading Together, Inc. (4)

10.4	Registration Rights Agreement dated October 17, 2006 by and between Quepasa Corporation and Mexicans and Americans Trading Together, Inc. (4)

10.5	Amended and Restated Support Agreement dated November 20, 2006 and effective October 17, 2006 by and between Quepasa Corporation and Mexicans and Americans Trading Together, Inc. (5)

10.6	Corporate Sponsorship and Management Services Agreement dated November 20, 2006 and effective October 17, 2006 by and between Quepasa Corporation and Mexicans and Americans Trading Together, Inc. (5)

10.7	Employment Agreement dated March 21, 2006 by and between Quepasa Corporation and Robert B. Stearns (6)

10.8	Employment Agreement dated March 21, 2006 by and between Quepasa Corporation and Jeffrey Peterson (6)

10.9	Warrant Purchase Agreement dated March 21, 2006 by and between Quepasa Corporation, Richard L. Scott Investments, LLC and F. Stephen Allen (7)

*10.10	Series 1 Common Stock Purchase Warrant dated March 21, 2006 by and between Quepasa Corporation and Richard L. Scott Investments, LLC.

*10.11	Series 1 Common Stock Purchase Warrant dated March 21, 2006 by and between Quepasa Corporation and F. Stephen Allen

*10.12	Series 2 Common Stock Purchase Warrant dated March 21, 2006 by and between Quepasa Corporation and Richard L. Scott Investments, LLC.

*10.13	Series 2 Common Stock Purchase Warrant dated March 21, 2006 by and between Quepasa Corporation and F. Stephen Allen

*10.14	Series 3 Common Stock Purchase Warrant dated March 21, 2006 by and between Quepasa Corporation, Richard L. Scott Investments, LLC.

*10.15	Series 3 Common Stock Purchase Warrant dated March 21, 2006 by and between Quepasa Corporation and F. Stephen Allen

*10.16	Registration Rights Agreement dated March 21, 2006 by and between Quepasa Corporation, Richard L. Scott Investments, LLC, and F. Stephen Allen

10.17	Amended and Restated 1998 Stock Option Plan (8)

*23.1	Consent of Ehrhardt Keefe Steiner & Hottman, PC

24.1	Power of Attorney (included on the signature page of the registration statement)

*	Previously filed.

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 as filed with the Commission on March 10, 1999.

(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K as filed with the Commission on September 25, 2006.

(3)	Incorporated by reference to the Registrant’s Registration Statement on Form 8-A12G as filed with the Commission on March 16, 1999.

(4)	Incorporated by reference to the Registrant’s Current Report on Form 8-K as filed with the Commission on October 19, 2006.

(5)	Incorporated by reference to the Registrant’s Current Report on Form 8-K as filed with the Commission on November 27, 2006.

(6)	Incorporated by reference to the Registrant’s Annual Report on Form 10-KSB as filed with the Commission on March 31, 2006.

(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K as filed with the Commission on March 22, 2006.

(8)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 as filed with the Commission on April 29, 1999.